Exhibit 99.1

ProMIS Neurosciences Announces Full Year 2025 Financial Results and Provides Corporate Highlights

PRECISE-AD Phase 1b trial fully enrolled. Completion of six-month assessments expected in Q2 2026 with blinded interim analysis anticipated early Q3 2026; twelve-month top-line data anticipated in early 2027

PMN310 continues to demonstrate a favorable safety profile, with no treatment-related serious adverse events reported to date

Cambridge, Massachusetts, March 25, 2026 (GLOBE NEWSWIRE) -- ProMIS Neurosciences Inc. (Nasdaq: PMN), a clinical-stage biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases, such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and Parkinson’s disease (PD), today announced its financial results for the year ended December 31, 2025, and provided a corporate update.

"We are extremely pleased with the significant progress our team achieved in 2025 and the strong momentum we have carried into 2026," said Neil Warma, Chief Executive Officer of ProMIS Neurosciences. "We believe 2026 has the potential to be a watershed year for patients living with Alzheimer's disease.

In 2025, our primary focus was the enrollment and treatment of patients in PRECISE-AD, our Phase 1b clinical trial in Alzheimer's disease. We are proud to report that enrollment was completed on time in December 2025 and was oversubscribed with a total of 144 patients; an outcome we believe reflects meaningful interest in PMN310's therapeutic potential.

A key differentiating feature of PMN310, in our view, is its potential to meaningfully reduce treatment-related side effects, including the incidence of Amyloid-Related Imaging Abnormalities (ARIA). PMN310 has been purposefully designed to avoid binding to amyloid plaque, a mechanism we believe to be a primary driver of ARIA. After more than 12 months of dosing, PMN310 has continued to demonstrate a favorable safety profile. To date, there have been no Serious Adverse Events (SAEs) associated with study treatment, and overall patient retention and reported safety data are meeting or exceeding our expectations.

We are on track to complete a six-month interim analysis of blinded safety and biomarker data in mid-2026. Full patient dosing is expected to be completed by year-end 2026, with presentation of unblinded top-line data anticipated in early 2027.

In early 2026, the Company closed a transformational financing of up to $175 million in proceeds, including $75 million up front and $100 million tied to future potential exercise of warrants, providing a cash runway through 2027. This financing was supported by a distinguished syndicate of new and existing institutional investors.

With this financing, we have accelerated the development of a subcutaneous formulation of PMN310 and the design of our next clinical study. Subject to the results of the PRECISE-AD Phase 1b trial and feedback from the United States Food and Drug Administration (FDA), our current strategic goal is to advance directly into a single registrational study. PMN310 was granted Fast Track Designation by the FDA in July 2025, which we believe may facilitate our development efforts by providing opportunity for engagement with the FDA.

We are also closely monitoring the evolution of preclinical and asymptomatic Alzheimer's disease trials. Should PMN310 continue to demonstrate a differentiated safety profile, we believe this earlier patient population may represent a longer-term area of scientific interest, though any expansion into this space would be subject to clinical data, regulatory guidance, and further study design.”

Corporate Highlights

Alzheimer’s Disease (AD) Program (PMN310)

ProMIS’ lead candidate, PMN310, is a humanized IgG1 antibody directed toward toxic amyloid-beta oligomers (AβO) that are believed to be a major driver of AD. This selectivity may reduce or eliminate amyloid-related imaging abnormalities (ARIA) commonly associated with plaque-binding antibodies. PMN310 was granted Fast Track Designation by the U.S. Food and Drug Administration.

●	The Company completed enrollment of the Phase 1b trial in December 2025 with 144 participants enrolled (vs a target of 128) across 3 dosing cohorts. PMN310 continues to demonstrate a generally favorable safety profile.
●	Based on current clinical trial patient visit schedules, the Company expects to complete the six-month assessments in the second quarter of 2026. The blinded interim analysis is anticipated in early third quarter 2026. Completion of all patient visits is expected in the fourth quarter of 2026, with top-line data anticipated in early 2027 following database lock and statistical analysis.

Recent and Upcoming Milestones

●	Closed a private placement led by distinguished biotechnology investors in February 2026 for gross up-front proceeds of $75.5 million.
●	The Data and Safety Monitoring Board recommended advancement to cohort 3, the study’s highest planned dose level, with no safety concerns identified.
●	Completed enrollment of 144 participants in PRECISE-AD Phase 1b trial.
●	Six-month blinded interim data expected early third quarter 2026.
●	Top-line results anticipated in early 2027, subject to completion of the final patient visit and database lock.

Key Pipeline Programs

●	Development of subcutaneous formulation for PMN310
o	We have accelerated the development of a subcutaneous formulation of PMN310 and established a dedicated development plan, reflecting our conviction in the potential of this approach to improve patient experience and strengthen the asset's competitive profile.
●	Amyotrophic Lateral Sclerosis Disease Program (PMN267)
o	PMN267 is the lead preclinical candidate antibody directed against toxic misfolded TDP-43 as a potential therapeutic target for ALS and other TDP-43 proteinopathies (e.g. frontotemporal dementia). It has demonstrated strict selectivity for pathogenic TDP-43 and protective activity in antibody and intrabody formats. PMN267 has been humanized in a human IgG1 framework for IND-enabling studies.
●	Parkinson’s Disease (PD), Dementia with Lewy Bodies and Multiple System Atrophy (MSA) Disease Program (PMN442)
o	ProMIS selected PMN442 as the lead candidate antibody for PD and other synucleinopathies based on its selective binding and protective activity against pathogenic forms of alpha-synuclein. It has been humanized in a human IgG1 framework for IND-enabling studies.

2025 Financial Highlights

For the year ended December 31, 2025, the Company reported a net loss of $39.7 million and cash of $6.1 million, consistent with its planned investment in advancing the PRECISE-AD Phase 1b trial and supporting its broader pipeline.

●	Following the Company’s February 2026 private placement for gross proceeds of $75.5 million, and based on the Company’s current operating plan, existing cash resources are expected to fund planned operations through 2027, including completion of the PRECISE-AD Phase 1b trial.
●	Research and development expenses for the year ended December 31, 2025 were $33.4 million compared to $10.6 million during the year ended December 31, 2024, primarily reflecting costs incurred to run the PRECISE-AD trial.
●	General and administrative expenses for the year ended December 31, 2025 were $6.8 million compared to $6.2 million during the year ended December 31, 2024, primarily driven by a moderate increase in employee headcount.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences is a clinical-stage biotechnology company committed to the discovery and development of therapeutic antibodies and vaccines selective for toxic oligomers associated with the development and progression of neurodegenerative and other misfolded protein diseases. The Company’s proprietary target discovery engine, EpiSelect™, has been shown to predict novel targets known as Disease Specific Epitopes (DSEs) on the molecular surface of misfolded proteins that cause neurodegenerative and other misfolded protein diseases, including Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS), frontotemporal dementia (FTD), multiple system atrophy (MSA), and Parkinson’s Disease (PD). ProMIS has offices in Cambridge, Massachusetts (USA) and Toronto, Ontario (CAN).

About PMN310 and the PRECISE-AD Trial for Alzheimer’s Disease (AD)

PMN310, the Company’s lead product candidate for the treatment of AD, is a humanized IgG1 monoclonal antibody that has been designed to selectively target only the toxic oligomers, avoiding plaque, thereby potentially reducing, or eliminating amyloid-related imaging abnormalities (ARIA) liability. In addition, because PMN310 may not be limited by off-target binding or side effects, PMN310 could potentially offer an improved efficacy profile over other amyloid-directed antibody therapeutics. PMN310 was granted Fast Track designation by the U.S. Food and Drug Administration in July 2025.

Based on the encouraging results from the Phase 1a trial (NCT06105528) of PMN310 in healthy volunteers, ProMIS initiated PRECISE-AD, a Phase 1b clinical trial in AD patients. PRECISE-AD (NCT06750432) is a randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability and pharmacokinetics (PK) of multiple ascending doses (5, 10, 20 mg/kg) of intravenous PMN310 in patients with Mild Cognitive Impairment due to AD or mild AD (Stage 3 and Stage 4 AD). PRECISE-AD will be the first study to examine the effects of a monoclonal antibody directed solely against Aβ oligomers on biomarkers associated with AD pathology and clinical outcomes. Safety will be a primary outcome of the study with particular emphasis on assessing whether, as a non-plaque binder, PMN310 may have a reduced risk of ARIA. The study is powered to provide 95% confidence for detection of ARIA and is designed to provide meaningful insight into the effects of PMN310 on biomarkers and clinical outcomes.

EpiSelectTM Drug Discovery Engine

Toxic misfolded proteins underlie the pathogenesis of neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease (PD), amyotrophic lateral sclerosis (ALS), and frontotemporal dementia (FTD). Generation of therapeutic antibodies selectively targeting only disease-misfolded protein isoforms, while sparing normal or irrelevant isoforms of the same protein, has not yet been successfully achieved by conventional immunization strategies. ProMIS Neurosciences has developed a computational platform (EpiSelect™) to identify conformational epitopes that are uniquely exposed on toxic misfolded proteins, which can then be used to generate misfolding-speciﬁc antibodies or vaccine formulations. Application of the ProMIS platform produced PMN310, a clinical stage, humanized monoclonal antibody candidate that has been shown to be highly selective for toxic amyloid-beta oligomers (AβO) without signiﬁcant reactivity with amyloid-beta monomers or ﬁbrils, thereby avoiding target distraction by these more abundant species, and potentially reducing the risk of brain edema and microhemorrhages associated with the targeting of vascular/parenchymal amyloid. Similarly, speciﬁc epitopes for alpha-synuclein toxic oligomers/soluble ﬁbrils that drive synucleinopathies, and for pathogenic TDP-43 in ALS and FTD have been identified and lead candidate antibodies generated. The precise conformation of these epitopes has been translated into vaccines inducing an antibody response selective for pathogenic molecular species in preclinical mouse vaccination studies.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “pleased to”, “look forward to”, “potential to”, “targets”, “expects” or “does not expect”, “is expected”, “excited about”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to the Company’s Phase 1b study in AD patients, including planned timing for completion and anticipated data read out of interim results in the second half of 2026, interim analysis in the third quarter of 2026 and topline results by the early 2027, statements relating to the Company's progress, including enrollment and dosing for its Phase 1b clinical trial, the potential for such studies to provide the first proof-of-concept data for PMN310, the potential that PMN310 has the potential to positively benefit patients with AD, the targeting of toxic misfolded proteins in neurodegenerative diseases that the Company believes may directly address fundamental AD pathology (including the belief and understanding that toxic oligomers of Aβ are a major driver of AD) and have greater therapeutic potential due to reduction of off-target activity, management’s belief that its patented platform technology has created an antibody candidate specific to toxic misfolded oligomers known to be present in AD, therapeutic activity and preferential targeting of toxic soluble aggregates by Aß-directed antibodies and the potential implications thereof, the Company’s pipeline, including its platform, including the capabilities thereof and the application of its platform to other diseases, statements regarding trial design and approach to develop a subcutaneous formulation for potential future self-administration with an auto-injector, statements regarding discovery candidates, timing of IND-enabling studies, preclinical data, use of capital expenses, future accumulated deficit and other financial results in the future, statements relating to use of proceeds from financing and cash runway through 2027, and ability to fund operations and the ability to maintain enough liquidity to execute its business plan. Statements containing forward-looking information are not historical facts but instead represent management's current expectations, estimates and projections regarding the future of our business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the risk that preclinical results or early results may not be indicative of future results, its accumulated deficit and the expectation for continued losses and future financial results. Important factors that could cause actual results to differ materially from those indicated in the forward-looking information include, among others, the factors discussed throughout the “Risk Factors” section of the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2025 and in its subsequent filings filed with the United States Securities and Exchange Commission. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information:

Visit us at www.promisneurosciences.com

Please submit media inquiries to info@promisneurosciences.com

For Investor Relations, please contact:

Carie Pierce carie.pierce@promisneurosciences.com

PROMIS NEUROSCIENCES INC.

Consolidated Balance Sheets

(expressed in U.S. dollars, except share amounts)

(unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash	$6,116,556	$13,291,167
Short-term investments	33,753	33,051
Prepaid expenses and other current assets	3,032,112	5,587,238
Total current assets	9,182,421	18,911,456
Total assets	$9,182,421	$18,911,456
Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$2,543,415	$1,737,463
Accrued liabilities	7,868,416	480,962
Total current liabilities	10,411,831	2,218,425
Share-based compensation liability	29,182	199,263
Warrant liability	—	5,592
Total liabilities	10,441,013	2,423,280

Commitments and contingencies
Shareholders' (deficit) equity:
Common Shares, no par value, unlimited shares authorized, 2,152,397 and 1,307,520 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	129,518,812	107,546,433
Accumulated other comprehensive loss	(371,184)	(371,184)
Accumulated deficit	(130,406,220)	(90,687,073)
Total shareholders' (deficit) equity	(1,258,592)	16,488,176
Total liabilities and shareholders' (deficit) equity	$9,182,421	$18,911,456

Consolidated Statements of Operations

(expressed in U.S. dollars, except share amounts)

(unaudited)

	Years Ended December 31,
	2025	2024
Operating expenses:
Research and development	$33,379,321	$10,637,976
General and administrative	6,787,987	6,189,502
Total operating expenses	40,167,308	16,827,478
Loss from operations	(40,167,308)	(16,827,478)

Other income (expense):
Change in fair value of financial instruments	5,592	22,581,477
Interest expense	—	(76,775)
Other income	442,569	626,184
Loss on issuance of Common Shares, warrants, and pre-funded warrants in July 2024 PIPE	—	(3,524,535)
Total other income, net	448,161	19,606,351

Net (loss) income	$(39,719,147)	$2,778,873

Net (loss) income per share, basic	$(22.61)	$2.68
Net (loss) income per share, diluted	$(22.61)	$2.63

Weighted-average outstanding Common Shares, basic	1,756,844	1,036,799
Weighted-average outstanding Common Shares, diluted	1,756,844	1,058,469